INTERCREDITOR AGREEMEENT


     THIS INTERCREDITOR AGREEMENT ("Intercreditor Agreement") dated as of May 9, 1995 is by and among (a) CONGRESS FINANCIAL CORPORATION, a California corporation ("Congress") and FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"; Congress and Foothill are each referred to herein as a "Revolving Loan Lender" and, individually and collectively, as "Revolving Loan Lenders"), (b) Foothill, in its capacity as agent for Revolving Loan Lenders (in such capacity, "Revolving Loan Agent", and the Revolving Loan Agent and the Revolving Loan Lenders being hereinafter referred to, individually and collectively, as the "Revolving Loan Parties"), and (c) UNITED STATES TRUST COMPANY OF NEW YORK, a New York corporation ("Collateral Agent"), in its capacity as collateral agent pursuant to certain of the Note Agreements (as hereinafter defined), acting for and on behalf of itself, the Note Trustee (as hereinafter defined) and the holders of the Senior Secured Notes (as hereinafter defined).

                      W I T N E S S E T H:

     WHEREAS, Terex Corporation, a Delaware corporation
("Debtor"), has issued or is about to issue the Senior Secured
Notes pursuant to the Note Indenture; and

     WHEREAS, the indebtedness of Debtor evidenced by the Senior
Secured Notes is or will be guaranteed by certain of the Obligors
(as hereinafter defined) and secured by the Note Collateral (as hereinafter defined); and

     WHEREAS, Collateral Agent has been authorized and directed by the holders of the Senior Secured Notes to enter into this Intercreditor Agreement pursuant to certain of the Note
Agreements; and

     WHEREAS, Revolving Loan Parries have entered or are about to enter into financing arrangements with Borrowers (as hereinafter defined), pursuant to which Revolving Loan Parties will, upon certain terms and conditions, make loans and provide other financial accommodations to Borrowers, which will be guaranteed by Debtor and certain of the Obligors and secured by the Mutual Collateral (as hereinafter defined); and

     WHEREAS, Secured Parties (as hereinafter defined) desire to enter into this Intercreditor Agreement to (i) confirm the relative priority of the security interests and rights with respect thereto of each of the Secured Parties in the Mutual Collateral, (ii) provide for the orderly sharing between Secured Parties, in accordance with such priorities, of the proceeds of the Mutual Collateral upon any foreclosure or other disposition thereof, and (iii) deal with certain related matters.

     NOW THEREFORE, in consideration of the mutual benefits accruing hereunder to Revolving Loan Parties and the Collateral Agent, on behalf of itself, the Note Trustee and the holders of the Senior Secured Notes, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1.   DEFINITIONS

     As used in this Intercreditor Agreement, the following terms shall have the meanings ascribed to them below:

     1.1 "Accounts" shall mean, collectively, all now owned and hereafter acquired rights of the Company and the Foreign Subsidiaries to payment (including, without limitation, inter-company obligations) for the prior, concurrent or future sale, lease or other disposition of Inventory or rendition of services, whether or not evidenced by an instrument or chattel paper and whether or not earned by performance.

     1.2  "Agreements" shall mean, collectively, the Revolving
Loan Agreements and the Note Agreements.

     1.3 "Bankruptcy Case" shall have the meaning ascribed thereto in Section 3.5 hereof.

     1.4 "Borrowers" shall mean, individually and collectively, Debtor, Clark Material Handling Company, a Kentucky corporation, Koehring Cranes, Inc., a Delaware corporation, PPM Cranes, Inc., a Delaware corporation, and any other direct or indirect subsidiary of Debtor included in the Company which may hereafter be designated as a "Borrower" in the Revolving Loan Agreements, and each of their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign.

     1.5  "Collateral" shall mean, collectively, the Mutual
Collateral and the Note Collateral.

     1.6 "Collateral Agent" shall mean United States Trust Company of New York, a New York corporation, acting in its capacity as Collateral Agent pursuant to certain of the Note Agreements, and any successor or replacement collateral agent at any time acting in such capacity for the benefit of the holders of the Senior Secured Notes.

     1.7 "Company" shall mean, individually and collectively, Debtor and its presently existing and hereafter organized or acquired direct and indirect subsidiaries (including, without limitation, the other Borrowers, TCI and their respective direct and indirect subsidiaries) and each of their respective successors and assigns (including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of such successor or assignee), but the term "Company," with respect to the Revolving Loan Debt, Revolving Loan Parties or Mutual Collateral, shall not include any Foreign Subsidiaries, except with respect to any Receivables now or hereafter owed by any of the Foreign Subsidiaries to Borrowers.

     1.8 "Company Accounts" shall mean, collectively, all of the Company's Accounts, except for any Accounts arising from the rendition to Debtor or any direct or indirect subsidiary of Debtor of management services, accounting services, administrative services or other services unrelated to the sale, lease or other disposition of Inventory and not directly related to the manufacture or maintenance of Inventory .

     1.9 "Company Inventory" shall mean, collectively, all of the Company's Inventory located in the United States of America, Canada or Puerto Rico or in transit to the United States of America, Canada or Puerto Rico.

     1.10 "Default Date" shall mean the earlier of (a) the date on which the Revolving Loan Agent receives written notice from Collateral Agent of a Term Loan Event of Default and an acceleration of payment of the Term Loan Debt or (b) after occurrence of a Revolving Loan Event of Default, the date on which Revolving Loan Agent declares Borrowers to be in default and either accelerates payment of the Revolving Loan Debt or commences foreclosure proceedings with respect to the Mutual Collateral pursuant to the Revolving Loan Agreements.

     1.11 "Eligible Accounts" shall mean, solely for purposes of this Agreement and notwithstanding any other definition thereof used in the Revolving Loan Agreements, outstanding Accounts that:
(i) are not unpaid more than ninety (90) days from the original due date thereof or more than one hundred eighty (180) days after the date of the original invoice therefor, (ii) do not arise from sale on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent provided, however, that no Account where the debtor is a dealer of Inventory shall be deemed ineligible solely because the Debtor or any direct or indirect subsidiary thereof has a buy-back arrangement with such account debtor effective upon the termination of such account debtor as a dealer, but upon such termination such dealer's Accounts shall become ineligible; (iii) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions that give rise to, any right of setoff against such Accounts; and
(iv) such account debtor is not the Debtor or any direct or indirect subsidiary of Debtor; provided, however, Eligible Accounts shall not include any Accounts with respect to which Revolving Loan Parties shall have actual knowledge that such Accounts do not arise from the actual and bona fide sale and delivery of goods and rendition of services by the Company and the Foreign Subsidiaries.

     1.12 "Eligible Inventory" shall mean, solely for purposes of this Agreement and notwithstanding any other definition thereof used in the Revolving Loan Agreements, all Inventory consisting of (i) finished goods held for resale in the ordinary course of business, (ii) work in process relating to goods to be held for resale in the ordinary course of business, (iii) parts held for resale or to be incorporated into any such finished goods, and
(iv) raw materials for such finished goods.

     1.13 "Foreign Subsidiaries" shall mean, individually and collectively, Terex Equipment Limited, Clark Material Handling Company GmbH and P.P.M., SA and any other presently existing or hereafter organized or acquired direct or indirect subsidiaries of Borrowers not organized under the laws of the United States of America or any state thereof, Canada or any province thereof or Puerto Rico or any governmental unit thereof.

     1.14 "Intellectual Property" shall mean, collectively, all of the Company's now owned and hereafter acquired (a) common law and statutory trademarks, service marks, trade names, trademark and service mark registrations, applications for trademark or service mark registrations, corporate names, company names, business names, fictitious business names, trade styles, logos, other source or business identifiers, copyrights, designs and all registrations and recordings thereof, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office, United States Register of Copyrights, or in any similar office or agency of the United States, any state thereof, or any county or any political subdivision thereof, together with all goodwill associated therewith, (b) United States and foreign patents and patent applications, (c) utility models, industrial models, designs, know-how, blueprints, drawings and all other forms of industrial intellectual property, (d) all grants issued by or applications pending in the United States Patent and Trademark Office or in any other country or political subdivision thereof and (e) all extensions, reissues, continuations, continuations-in-part, and divisions thereof.

     1.15 "Inventory" shall mean, collectively, notwithstanding the definition of "Eligible Inventory" hereunder, all of the Company's and Foreign Subsidiaries' now owned and hereafter acquired goods (including, without limitation, (a) goods in the possession of the Company or of a bailee or other person for sale, storage, transit, processing, use or otherwise and (b) supplies, finished goods, parts and components) which are: (i) held for sale or lease, (ii) furnished or to be furnished under contracts of service, or (iii) raw materials, work in process and materials used or consumed in its business.

     1.16 "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other file retention agreement and the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

     1.17 "Mutual Collateral" shall mean, collectively, the Company Inventory, the Receivables and the other assets and properties of the Company described on Exhibit A hereto. in which the Revolving Loan Parries have been or in the future are granted or hold a Lien to secure the Revolving Loan Debt.

     1.18 "Non-Revolving Loan Collateral" shall mean all
Collateral other than Mutual Collateral.

     1.19 "Note Agreements" shall mean, collectively, the Note Indenture, the Senior Secured Notes and the guaranties, security agreements, mortgages, deeds of trust, other collateral assignment agreements and all other documents and instruments at any time executed and/or delivered by the Company, any other Obligors or any other Person, with, to or in favor of the Collateral Agent, the Note Trustee and/or the holders of the Senior Secured Notes in connection with or related to the Note Indenture and the Senior Secured Notes, as all of the foregoing may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.20 "Note Collateral" shall mean all property and assets of any type (real or personal, tangible or intangible) owned by any Person in which a Lien may, from time to time, exist to secure all or any portion of the Term Loan Debt.

     1.21 "Note Indenture" shall mean the Indenture, dated as of May 9, 1995, by and between Debtor and the Note Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.22 "Note Trustee" shall mean United States Trust Company of New York, a New York corporation, acting in its capacity as Trustee on behalf of the holders of the Senior Secured Notes pursuant to the Note Indenture, and any successor or replacement trustee at any time acting in such capacity for the benefit of the holders of the Senior Secured Notes.

     1.23 "Obligors" shall mean, individually and collectively, all persons liable on or obligated in respect of either or both the Term Loan Debt and the Revolving Loan Debt, other than
Debtor.

     1.24 "Permitted Use Period" shall have the meaning ascribed thereto in Section 2.9 hereof.

     1.25 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without imitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.26 "Real Property" shall mean, collectively, all now owned and hereafter acquired real property of the Company located in the United States of America, Canada or Puerto Rico, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

     1.27 "Receivables" shall mean, collectively, notwithstanding the definition of "Eligible Accounts" hereunder, all of the Company's now owned and hereafter acquired (a) Company Accounts,
(b) general intangibles for money due or to become due (including, without limitation, inter-company obligations) which arise from the sale, lease or other disposition of Company Inventory or rendition of services, except to the extent that such general intangibles arise from the rendition to Debtor or any of its direct or indirect subsidiaries of management services, accounting services, administrative services or other services unrelated to the sale, lease or other disposition of Inventory and not directly related to the manufacture or maintenance of Inventory, (c) chattel paper and instruments evidencing indebtedness which arise from the sale, lease or other disposition of Company Inventory or rendition of services, except to the extent that such chattel paper or instruments arise from the rendition to Debtor or any of its direct or indirect subsidiaries of management services, accounting services, administrative services or other services to the sale, lease or other disposition of Inventory and not directly related to the manufacture or maintenance of Inventory, (d) interest, late charges, collection fees and other sums owed in connection with the foregoing, and (e) interests in Company Inventory (including, without limitation, returned, repossessed and reclaimed Inventory) which gave rise to any of the foregoing.

     1.28 "Revolving Loan Agent" shall mean Foothill Capital Corporation, a California corporation, in its capacity as agent for Revolving Loan Lenders pursuant to certain of the Revolving Loan Agreements, and any successor or replacement agent at any rime acting in such capacity for the benefit of the Revolving Loan Lenders.

     1.29 "Revolving Loan Agreements" shall mean, collectively, the Loan and Security Agreement, dated of even date herewith, by and among Revolving Loan Parties and Borrowers and all other agreements, documents and instruments at any rime executed and/or delivered by Borrowers or any other person with, to or in favor of Revolving Loan Parties in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.30 "Revolving Loan Debt" shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers or any of the other Obligors to Revolving Loan Parties or their participants, including principal, interest charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Revolving Loan Agreements or by operation of law in connection therewith, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Revolving Loan Agreements or after the commencement of any case with respect to Debtor or any of the Obligors under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, whether or not such amounts are allowable in whole or in part in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or otherwise acquired by Revolving Loan Parties in connection therewith.

     1.31 "Revolving Loan Event of Default" shall mean the occurrence or existence of an Event of Default pursuant to and as defined in the Revolving Loan Agreements.

     1.32 "Revolving Loan Lenders" shall mean, individually and collectively, Congress Financial Corporation, a California corporation, and Foothill Capital Corporation, a California corporation, and their respective successors and assigns, and also including any other lender or group of lenders that at any time refinances, replaces or provides substitute financing for all or any portion of the Revolving Loan Debt at any time and from rime to time and their successors and assigns.

     1.33 "Revolving Loan Parties" shall mean, individually and collectively, the Revolving Loan Lenders and the Revolving Loan
Agent.

     1.34 "Revolving Loan Termination Date" shall mean the date on which (a) all Revolving Loan Debt shall have been paid and satisfied in full, except to the extent of any contingent indemnities and other contingent obligations in favor of Revolving Loan Parties by Borrowers which survive the termination of the Revolving Loan Agreements and which are not then due and payable or which are secured by cash collateral pursuant to the Revolving Loan Agreements, and (b) all financing arrangements pursuant to the Revolving Loan Agreements shall have expired or been terminated in accordance with their terms.

     1.35 "Secured Parties" shall mean, collectively, Revolving Loan Parties and the Collateral Agent, acting on behalf of itself, the Note Trustee and the holders of the Senior Secured Notes and each of their respective successors and assigns, each of such persons being sometimes referred to herein individually as a "Secured Party."

     1.36 "Senior Secured Notes" shall mean, individually and collectively, the 13-1/4 Senior Secured Notes due 2002, issued by Debtor pursuant to the Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.37 "TCI" shall mean Terex Cranes, Inc., a Delaware corporation.

     1.38 "Term Loan Debt" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by Debtor, or any of the Obligors or any other Person to the Collateral Agent, the Note Trustee and/or any of the holders of Senior Secured Notes, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Note Agreements or by operation of law in connection therewith, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Note Agreements or after the commencement of any case with respect to the Company, or any of the Obligors or any other Person under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, whether or not such amounts are allowable in whole or in part, in any such case or similar proceeding), whether direct or indirect absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or otherwise acquired by Note Trustee or any of the holders of Senior Secured Notes in connection therewith.

     1.39 "Term Loan Event of Default" shall mean the occurrence or existence of any Event of Default pursuant to and as defined in the Note Agreements.

     1.40 "Use Notice" shall have the meaning ascribed thereto in
Section 2.9 hereof

     1.41 All terms defined in the Uniform Commercial Code as in effect in the State of New York, unless otherwise defined herein, shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

     2.   SECURITY INTERESTS; PRIORITIES; REMEDIES

     2.1 Revolving Loan Parties hereby acknowledge that (a) the Collateral Agent, acting for and on behalf of itself, the Note Trustee and the holders of Senior Secured Notes, has been granted Liens upon all of the Collateral pursuant to the Note Agreements to secure the Term Loan Debt and (b) Revolving Loan Parries have not been granted Liens upon the Non-Revolving Loan Collateral. The Collateral Agent hereby acknowledges on behalf of itself, the Note Trustee and the holders of the Senior Secured Notes that Revolving Loan Parties have been granted Liens upon the Mutual Collateral pursuant to the Revolving Loan Agreements to secure the Revolving Loan Debt.

     2.2 Notwithstanding the order or time of attachment or the order, rime or manner of perfection, or the order or rime of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of each Secured Party in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Agreements, the Liens upon the Mutual Collateral of Revolving Loan Parries to secure the Revolving Loan Debt have and shall have priority over the Liens upon the Mutual Collateral securing the Term Loan Debt, and the Liens securing the Term Loan Debt upon the Mutual Collateral are and shall be, in all respects, subject and subordinate to the Liens of Revolving Loan Parties upon the Mutual Collateral to secure the Revolving Loan Debt (except to the extent of (a) the principal amount of such Revolving Loan Debt on or after the Default Date which is in excess of the priority limitations (including the actual knowledge requirements of such limitations) set forth in Section
2.12 hereof, and (b) the interest calculated on such excess and the fees payable solely with respect to such excess pursuant to the Revolving Loan Agreements).

     2.3 The Lien priorities provided in Section 2.2 hereof shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of either the Revolving Loan Debt or the Term Loan Debt, nor by any action or inaction which any of Secured Parries may take or fail to take in respect of the Collateral.

     2.4 Each of the Secured Parties shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Secured Party has been granted a Lien. The foregoing provisions of this Intercreditor Agreement are intended solely to govern the respective Lien priorities as between the Secured Parties and shall not impose on any of Secured Parties any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law in connection therewith. Each of Revolving Loan Parties agrees that it will not contest the validity, perfection, priority or enforceability of the Liens of the Collateral Agent upon the Collateral. The Collateral Agent, for itself and on behalf of the Note Trustee and the holders of Senior Secured Notes, agrees that it shall not have and none of Note Agent and the holders of Senior Notes have, the right to contest the validity, perfection, priority or enforceability of the Liens of the Revolving Loan Parties upon the Mutual Collateral.

     2.5 In the event that any Secured Party shall, in the exercise of its respective rights under its Agreements, receive possession or control of any books and records of the Company which contain information identifying or pertaining to any of the property of the Company in which any other Secured Party has been granted a Lien, it shall notify such other Secured Party that it has received such books and records and shall, as promptly as practicable thereafter, make available to such other Secured Party, at its request and at the sole expense of such requesting Secured Party, such books and records for inspection and duplication.

     2.6 Subject to the terms and conditions set forth in this Intercreditor Agreement as between the Revolving Loan Parties on the one hand and the Collateral Agent, Note Trustee and holders of Senior Secured Notes on the other hand, (a) Revolving Loan Agent shall have the exclusive right to manage, perform and enforce the terms of the Revolving Loan Agreements with respect to the Mutual Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of the Mutual Collateral and to hold, prepare for sale, process, still, lease, dispose of, or liquidate the Mutual Collateral and
(b) Collateral Agent shall have the exclusive right to manage, perform and enforce the terms of the Note Agreements with respect to the Non-Revolving Loan Collateral, to exercise and enforce all privileges and rights thereunder with respect to the Non-Revolving Loan Collateral according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of the Non-Revolving Loan Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Non-Revolving Loan Collateral.

     2.7 After occurrence and during the continuance of a Revolving Loan Event of Default, the Collateral Agent shall, in connection with the sale or other disposition of Mutual Collateral by or at the direction of the Revolving Loan Parties, and at the Revolving Loan Parties' sole cost and expense, immediately upon the request of the Revolving Loan Agent, release or otherwise terminate its Liens on the Mutual Collateral to the extent that such Mutual Collateral is sold or otherwise disposed of by Revolving Loan Parties or (with the consent of Revolving Loan Agent) Borrowers or any of the other Obligors, and (at the Revolving Loan Parties' sole cost and expense) will immediately deliver such release documents as the Revolving Loan Agent may reasonably require in connection therewith. Revolving Loan Parties shall not have any liability or obligation to Collateral Agent, Note Trustee or the holders of the Senior Secured Notes for (a) any obligations of Borrowers or any other Obligor arising from any such disposition of Mutual Collateral or (b) proceeds of Mutual Collateral received by Revolving Loan Parties or, on or before the Default Date, cash proceeds of other Collateral received by Revolving Loan Parties from Borrowers and applied to the repayment of the Revolving Loan Debt, subject to relending.

     2.8 Notwithstanding any rights or remedies available to any of Secured Parties under any of the Agreements, applicable law or otherwise, the Collateral Agent will not, prior to the Revolving Loan Termination Date, (a) exercise any of its rights or remedies against the Mutual Collateral, or (b) seek to foreclose or realize upon judicially or non-judicially) its Lien on the Mutual Collateral, or (except for Collateral Agent's right to defend the validity of its Lien upon the Mutual Collateral, file a proof of claim with respect to its Lien upon the Mutual Collateral and defend the priority of its Lien against creditors (other than Revolving Loan Parties) of the Debtor and the other Obligors, in each case consistent with the terms of this Intercreditor Agreement) assert any claims or interest therein (including, without limitation, by setoff or notification of account debtors), or (c) take any other action that would interfere or be inconsistent in any manner with the rights of the Revolving Loan Parties in the Mutual Collateral pursuant to this Intercreditor Agreement.

     2.9 Revolving Loan Agent may, at its option, prior to and after the Default Date, at the sole cost and expense of Revolving Loan Parties: (a) until the expiration of five (5) months after the Default Date plus (unless otherwise ordered by a court of competent jurisdiction vacating any stay upon the exercise by Revolving Loan Agent of its default rights and remedies pursuant to the Revolving Loan Agreements) an additional period equal to the period of time in such five (5) month period of any stay upon the exercise by Revolving Loan Agent of its default rights or remedies pursuant to the Revolving Loan Agreements imposed by application of any bankruptcy, insolvency, reorganization, receivership or other similar law or by any court of competent jurisdiction (collectively, the "Permitted Use Period"), enter any or all of the Real Property during normal business hours or at any other time upon twenty-four (24) hours prior written notice by Revolving Loan Agent to the Collateral Agent in order to inspect, protect remove or take any action with respect to the Mutual Collateral or to enforce Revolving Loan Parties' rights with respect thereto, including, but not limited to, the examination, sale and removal of Mutual Collateral and the examination and duplication of the Company's books and records related to Mutual Collateral or to otherwise handle, deal with or dispose of any Mutual Collateral, such rights to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions thereon; and (b) until the expiration of the Permitted Use Period, use any of Borrowers' equipment consisting of computers or other data processing equipment relating to the storage or processing of records, documents or files pertaining to the Mutual Collateral and use any other of Borrowers' equipment to handle, deal with or dispose of any Mutual Collateral pursuant to Revolving Loan Parties' rights as set forth in the Revolving Loan Agreements, the Uniform Commercial Code of any applicable jurisdiction and other applicable law, provided that such use of Borrowers' Real Property and equipment by Revolving Loan Agent pursuant to clauses (a) and (b) of this Section 2.9 shall not damage such Real Property or equipment and shall not reduce the value thereof in any material respect; and (c) at any time, use any of the Intellectual Property marked or stamped on any Mutual Collateral or otherwise reasonably required to collect or realize on any Mutual Collateral. Notwithstanding the immediately preceding sentence of this Section 2.9, Collateral Agent shall have the right to commence and continue foreclosure proceedings and exercise its other rights and remedies prior to and after the expiration of the Permitted Use Period with respect to the Non-Revolving Loan Collateral pursuant to the Note Agreements and applicable law, except that Collateral Agent shall not sell or lease or acquiesce in the sale or lease of the Borrower's equipment or Real Property before the expiration of the Permitted Use Period or the sale or license of the Intellectual Property at any time unless, as the case may be, the prospective purchaser, lessee or licensee thereof agrees in writing that such purchaser, lessee or licensee is bound by the provisions of this Section 2.9 with respect to the rights of Revolving Loan Agent. In the event of the removal of any Mutual Collateral by Revolving Loan Agent from any of the Real Property, such removal shall be conducted by Revolving Loan Agent in an orderly manner and shall leave the affected areas of the Real Property in the same physical condition as existed immediately before the commencement of such removal. Revolving Loan Agent shall pay to the Collateral Agent reasonable rent on a per diem basis to the extent of and for the use and occupancy by Revolving Loan Agent of Borrowers' equipment and Real Property actually used or occupied, as the case may be, by Revolving Loan Agent during all or any portion of the Permitted Use Period, which rent shall be applied to or held as collateral for the Term Loan Debt. After the Permitted Use Period has expired, if the Revolving Loan Agent shall fail to remove all or any portion of the Mutual Collateral, unless otherwise agreed by Collateral Agent and Revolving Loan Agent, Collateral Agent may (x) upon not less than ten (10) business days prior written notice by Collateral Agent to Revolving Loan Agent require Revolving Loan Agent to remove all remaining Mutual Collateral from the applicable Real Property on or before the date specified in such notice, at the sole cost and expense of Revolving Loan Parties, and (y) if such Mutual Collateral is not so removed by Revolving Loan Agent prior to the end of the period specified in such notice, at the sole cost and expense of Revolving Loan Agent, Collateral Agent may cause any remaining Mutual Collateral to be removed to and stored at one or more public warehouses, provided that such removal or storage by Collateral Agent pursuant to clause (y) of this Section 2.9 shall be performed with reasonable care in order to avoid damage to the remaining Mutual Collateral.

     2.10 None of the Secured Parties shall have any responsibility or liability for the acts or omissions of any of the other Secured Parties arising in connection with such other
Secured Party's use and/or occupancy of the Collateral.

     2.11 Revolving Loan Parties shall have the right but not any obligation, to cure any Term Loan Event of Default for the account of the Company. In no event shall Revolving Loan Parties, by virtue of the payment of amounts or performance of any obligation required to be paid or performed by the Company, be deemed to have assumed any obligation of the Company to the Collateral Agent, Note Trustee, the holders of Senior Secured Notes or any other person. The Collateral Agent shall have the right but not any obligation, to cure any Revolving Loan Event of Default for the account of the Company. In no event shall the Collateral Agent by virtue of the payment of amounts or performance of any obligation required to be paid or performed by the Company, be deemed to have assumed any obligation of the Company to Revolving Loan Parties.

     2.12 Revolving Loan Parties shall not be entitled to the priority benefits of Section 2.2 hereof to the extent that Revolving Loan Parties shall with actual knowledge make loans to Borrowers pursuant to the Revolving Loan Agreements which would cause the aggregate principal amount of the outstanding Revolving Loan Debt on or after the Default Date to exceed the sum of (a) eighty-five (85%) percent of the aggregate outstanding amount of Eligible Accounts and (b) fifty (50%) percent of the aggregate cost of Eligible Inventory. The outstanding principal amount of the loans made by Revolving Loan Parties to Borrowers before, on and after the Default Date, which are not in excess of the priority limitations (including the actual knowledge requirements of such limitations) set forth in the immediately preceding sentence, together with interest calculated with respect thereto and expenses of Revolving Loan Parties and (except as set forth in the next succeeding sentence) fees incurred pursuant to the Revolving Loan Agreements, shall be entitled to the priority benefits of Section 2.2 hereof. The outstanding principal amount of the loans made by Revolving Loan Parties to Borrowers before, on and after the Default Date which are in excess of the priority limitations (including the actual knowledge requirements of such limitations) set forth in the first sentence of this Section 2.12, together with interest calculated with respect to such excess and fees payable solely with respect to such excess pursuant to the Revolving Loan Agreements, shall not be entitled to the priority benefits of Section 2.2 hereof.

     2.13 Subject to the other provisions of this Intercreditor Agreement, each of the Secured Parties having possession of Mutual Collateral does so as bailee (under the Uniform Commercial
Code) for each other Secured Party which has a Lien on such Mutual Collateral and, subject to any count direction by a court of a competent jurisdiction, (a) if held or received by Collateral Agent at any time on or before the Revolving Loan Termination Date, it shall tum over to Revolving Loan Agent any such Mutual Collateral, and (b) if held or received by any of Revolving Loan Parties after the Revolving Loan Termination Date, such Revolving Loan Party shall turn over to Collateral Agent any such Mutual Collateral.

     3.   MISCELLANEOUS

     3.1  Additional Representations.

          (a) The Collateral Agent represents and warrants to Revolving Loan Parties that:

               (i) the execution, delivery and performance of this Intercreditor Agreement by Collateral Agent is within its powers in its capacity as Collateral Agent for the holders of Senior Secured Notes, has been duly authorized by the Note Trustee and the holders of the Senior Secured Notes, and does not contravene any law, any provision of any of the Note Agreements or any agreement to which the Collateral Agent is a party or by which it is bound; and

               (ii) this Intercreditor Agreement constitutes the legal, valid and binding obligations of Collateral Agent is enforceable in accordance with its terms and shall be binding upon each of Collateral Trustee and Note Trustee, and the holders of the Senior Secured Notes are and shall be subject to the terms hereof, except to the extent that (x) the foregoing may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (y) the same may be subject to the discretion of the court before which any proceeding with respect thereto may be brought.

          (b) Each of the Revolving Loan Parties hereby represents and warrants, but only severally as to itself and not jointly, to Collateral Agent that:

               (i) the execution, delivery and performance of this Intercreditor Agreement by Revolving Loan Parties is within the respective powers of Revolving Loan Parties, has been duly authorized by Revolving Loan Parties and does not contravene any law, any provision of the Revolving Loan Agreements or any agreement to which any of Revolving Loan Parties is a party or by which it is bound; and

               (ii) this Intercreditor Agreement constitutes the legal, valid and binding obligations of Revolving Loan Parties, is enforceable in accordance with its terms and shall be binding on Revolving Loan Parties, except to the extent that (x) the foregoing may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (y) the same may be subject to the discretion of the court before which any proceeding with respect thereto may be brought.

     3.2 Amendments. Any waiver, permit, consent or approval by any of Secured Parties of or under any provision, condition or covenant to this Intercreditor Agreement must be in writing signed by the Secured Party or Secured Parties to be bound thereby and shall be effective only to the extent it is set forth in such signed writing and as to the specific facts or circumstances covered thereby. Any amendment of this Intercreditor Agreement must be in writing and signed by each of the Secured Parties to be bound thereby.

     3.3  Successors and Assigns.

          (a) This Intercreditor Agreement shall be binding upon each of Secured Parties and its respective successors, participants and assigns and shall inure to the benefit of each of Secured Parties and its respective successors, participants and assigns.

          (b) Each of the Secured Parties reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, the Revolving Loan Debt or Term Loan Debt, as the case may be, and the Collateral securing same; provided, that, no Secured Party shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Revolving Loan Debt or Term Loan Debt, as the case may be, and no participant shall be entitled to any rights or benefits under this Intercreditor Agreement except through the Secured Party with which it is a participant. In connection with any participation or other transfer or assignment, a Secured Party may, subject to its Agreements, disclose to such assignee, participant or other transferee or assignee all documents and information which such Secured Party now or hereafter may have relating to the Company or the Collateral.

          (c) In connection with any assignment or transfer of any or all of the Revolving Loan Debt or Term Loan Debt, as the case may be, or of any or all rights of any Secured Party in the property of the Company (other than pursuant to a participation), each of the Secured Parties agrees to, at the sole cost and expense of the party requesting the same, (i) execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any such assignee or transferee and
(ii) in addition, the Collateral Agent agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third person who also executes such agreement and succeeds to or replaces any or all of Revolving Loan Parties' financing of Borrowers on terms substantially identical to Revolving Lenders' financing of Borrowers, whether such successor financing or replacement occurs by transfer, assignment, "takeout" or any other means or vehicle.

     3.4 Insolvency. This Intercreditor Agreement shall be applicable both before and after the filing of any petition by or against the Company or by Debtor or any direct or indirect subsidiaries of Debtor under the U.S. Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to such person shall be deemed to apply to a trustee for such person and to such person as debtor-in-possession. The relative rights of Revolving Loan Parties, Collateral Agent and the holders of Senior Secured Notes, respectively, in or to any distributions from or in respect of any Collateral or proceeds of Collateral pursuant to this Intercreditor Agreement shall continue after the filing thereof on the same basis as prior to the date of such petition, subject to any court order approving the financing of such person or use of cash collateral.

     3.5 Bankruptcy Financing. If the Company, the Debtor or any direct or indirect subsidiary of the Debtor shall become subject to a case under the U.S. Bankruptcy Code (a "Bankruptcy Case") and if the Revolving Loan Parties desire to (A) permit the use under Section 363 of the U.S. Bankruptcy Code of cash collateral included in the Mutual Collateral or which constitutes proceeds thereof or (B) provide financing to such person under
Section 364 of the U.S. Bankruptcy Code; Collateral Agent agrees, for itself, the Note Trustee and the holders of the Senior Secured Notes, as follows: (a) adequate notice (including any emergency notice) to Collateral Agent shall have been provided for such financing or use of such cash collateral if Collateral Agent receives notice thereof, if any, substantially identical to that required to be given with respect thereto in such Bankruptcy Case to other creditors in such Bankruptcy Case prior to the entry of the order approving such financing or use of such cash collateral and (b) no objection will be raised by Collateral Agent to any such financing or use of such cash collateral on the ground of a failure to provide "adequate protection" for Note Trustee's Lien on the Mutual Collateral, provided that: (i) Collateral Agent retains its Lien on the Mutual Collateral existing upon the commencement of such Bankruptcy Case with the same priority therein as existed prior to the commencement of such Bankruptcy Case, (ii) to the extent that the Revolving Loan Parties' pre-petition Lien upon the Mutual Collateral is allowed in the order of the U.S. Bankruptcy Court granting such financing or use of cash collateral, the prepetition Lien of the Collateral Agent upon the Mutual Collateral is also allowed in such order,
(iii) an order of such U.S. Bankruptcy Court has been entered granting or such order grants the Collateral Agent on behalf of the Note Trustee and the holders of the Senior Secured Notes, a post-petition Lien on the Mutual Collateral with the same priority therein as existed prior to the commencement of the Bankruptcy Case, and (iv) such order or orders are not inconsistent with the rights of Collateral Agent pursuant to this Intercreditor Agreement and this Intercreditor Agreement shall continue in effect as provided in Section 3.4 hereof.

     3.6 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed duly given, made or received: if delivered by hand, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if mailed by certified mail, return receipt requested, five (5) days after mailing to the parties at their addresses set forth below (or to such other addresses as the parties may designate in accordance with the provisions of this Section):

     To Revolving                  Foothill Capital Corporation
      Loan Parties:                11111 Santa Monica Boulevard
                    Los Angeles, California  90025-3333
                    Facsimile:  310-479-2690
                    Attention:  Business Finance Division Manager

                        and a required copy to

                    Congress Financial Corporation
                    1133 Avenue of the Americas
                    New York, New York  10036
                    Facsimile:  212-545-4283
                    Attention:  Mr. Mark Fagnani

     To Collateral Agent:          United States Trust Company of
                       New York
                    114 West 47th Street
                    New York, New York  10036
                    Facsimile:  212-852-1625
                    Attention:  Corporate Trust Department

Either of the Secured Parties may change the address(es) to which all notices, requests and other communications hereunder are to be sent by giving written notice of such address change to the other Secured Party in conformity with this Section 3.6, but such change shall not be effective under notice of such change has been received by the other Lenders.

     3.7 Counterparts. This Intercreditor Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument.

     3.8 Governing Law. The validity, construction and effect of this Intercreditor Agreement shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

     3.9 Consent to Jurisdiction; Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF NEW YORK COUNTY OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS INTERCREDITOR AGREEMENT.

     3.10 Complete Agreement.  This written Intercreditor
Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

     3.11 No Third Parties Benefitted. This Intercreditor Agreement is solely for the benefit of the Secured Parties and their respective successors, participants and assigns, and no other person (including, without limitation, the Company or any creditor or creditors' representative of the Company, other than the Secured Parties and their respective successors, participants and assigns) shall have any right, benefit, priority or interest under, or because of the existence of, this Intercreditor Agreement. Without limiting the foregoing, (i) nothing in this Intercreditor Agreement shall relieve any Borrower or other Obliger of any of its obligations under any of the Agreements as between such Borrower or other Obliger and a Secured Party which is a party thereto, and (ii) no Secured Party shall be liable to any other Secured Party by reason of its exercise or enforcement of this Intercreditor Agreement or of its rights or remedies under the Agreements, except for any exercise of rights or remedies prohibited by this Intercreditor Agreement.

     3.12 Disclosures; Non-Reliance. Each Secured Party has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of the Company and no Secured Party shall have any obligation or duty to disclose any such information to any other Secured Party. Except as expressly set forth in this Intercreditor Agreement, the parties hereto have not otherwise made to each other nor do they hereby make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to: (a) the enforceability, validity, value or collectability of any of the Term Loan Debt or Revolving Loan Debt or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company's title to or right to transfer any of the Collateral, or (c) any other matter except as expressly set forth in this Intercreditor Agreement.

     3.13 Term. This Intercreditor Agreement is a continuing agreement and shall remain in full force and effect until the Revolving Loan Termination Date.

     IN WITNESS WHEREOF, the parties have caused this Intercreditor Agreement to be duly executed as of the day and year first above written.


                                   FOOTHILL CAPITAL CORPORATION,
                                   as agent for Revolving Loan
                                   Lenders


                                   By:___________________________

                                   Title:________________________

                                   CONGRESS FINANCIAL
CORPORATION,
                                   as Revolving Loan Lender


                                   By:___________________________

                                   Title:________________________

                                   FOOTHILL CAPITAL CORPORATION,
                                   as Revolving Loan Lender


                                   By:___________________________

                                   Title:________________________

                                   UNITED STATES TRUST COMPANY OF
                                   NEW YORK, as Collateral Agent


                                   By:___________________________

                                   Title:________________________

                            EXHIBIT A
                               TO
                     INTERCREDITOR AGREEMENT

                        Mutual Collateral

     The term "Mutual Collateral" as used in the foregoing
Intercreditor Agreement shall mean and include all of the following:

          (a)  Receivables;

          (b)  Company Inventory;

          (c) all monies, securities, credit balances, cash collateral, deposits, deposit accounts and other property of the Company, to the extent constituting proceeds of Receivables or Company Inventory or loans by Revolving Loan Parties to Borrowers, now or hereafter held or received by or in transit to Revolving Loan Parties or any depository bank or institution;

          (d) all present and future liens, security interests, rights, remedies, interests and documents of the Company in, to and in respect of Receivables and Company Inventory, including, without limitation, (i) rights and remedies under or relating to guaranties, warranties, contracts of suretyship, letters of credit and credit and other insurance related thereto, (ii) rights of stoppage in amsit, replevin, repossession, reclamation and other rights and remedies of the Company with respect to the Receivables as an unpaid vendor, lienholder, or secured party, and (iii) deposits by and property of account debtors or other persons securing the obligations of account debtors obligated with respect to the Receivables;

          (e) all of the Company's present and future agreements or arrangements with sales agents, sales representatives, distributors, warehouses and subcontractors or the like with respect to the sale, lease, disposition, storage, processing or manufacture of Company Inventory or with respect to Receivables;

          (f) all of the Company's present and future books of account, purchase and sale agreements, invoices, ledger cards, customer lists, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the foregoing, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Company with respect to the foregoing maintained with or by any other person); and

          (g) all proceeds and products of the foregoing in any form, and including, without limitation, all cash collections and other cash proceeds of any Receivables, all items or remittances in any form issued in payment of any Receivables (including, without limitation, checks, drafts and other instruments), insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

                         ACKNOWLEDGEMENT


     The undersigned hereby acknowledges and agrees to the terms and provisions of the foregoing Intercreditor Agreement. By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof and of the foregoing Intercreditor Agreement; provided, that, nothing in the foregoing Intercreditor Agreement shall amend, modify, change or supersede the respective terms of any Secured Party's Agreements with the undersigned. In the event of any conflict or inconsistencies between the terms of the foregoing Intercreditor Agreement and the Revolving Loan Agreements or the Note Agreements, the terms of the Revolving Loan Agreements or the Note Agreements, as the case may be, shall govern as between the Secured Party involved and the undersigned.

     The undersigned agrees that, subject to the provisions of the foregoing Intercreditor Agreement, any Secured Party having possession of any Mutual Collateral does so as bailee (under the Uniform Commercial Code) for each other Secured Party which has a Lien on such Mutual Collateral and, subject to any contrary direction of a court of competent jurisdiction (a) if held or received by Collateral Agent at any time on or before the Revolving Loan Termination Date, it is hereby authorized to tum over to Revolving Loan Agent any such Mutual Collateral, and (b) if held or received by any of Revolving Loan Parties at any time after the Revolving Loan Termination Date, such Revolving Loan Party is hereby authorized to tum over to Collateral Agent any such Mutual Collateral.

     The undersigned acknowledges and agrees that: (i) although it may sign this Acknowledgment, it is not a party to the foregoing Intercreditor Agreement and does not and will not receive any right, benefit priority or interest under or because of the existence of the foregoing Intercreditor Agreement and
(ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of the Secured Parties to effectuate the provisions and purposes of the foregoing Intercreditor Agreement.


                              TEREX CORPORATION


                              By:_______________________________

                              Title:____________________________









               [SIGNATURES CONTINUE ON NEXT PAGE]

            [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


                              CLARK MATERIAL HANDLING COMPANY


                              By:____________________________

                              Title:_________________________

                              KOEHRING CRANES, INC.


                              By:____________________________

                              Title:_________________________


                              PPM CRANES, INC.


                              By:____________________________

                              Title:_________________________